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                                                                    EXHIBIT 23.1



                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
4Front Technologies, Inc.


We consent to incorporation by reference in this registration statement on Form S-8 of 4Front Technologies, Inc. ("4Front") of our report dated April 29, 1999, relating to the consolidated balance sheets of 4Front and subsidiaries as of January 31, 1999, and 1998, and the related consolidated statements of earnings, retained earnings, comprehensive income (loss), and cash flows for each of the years in the three-year period ended January 31, 1999, and all related schedules, which report appears in the January 31, 1999 annual report on Form 10-K of 4Front.

KPMG



London, England
May 5, 1999